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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 18, 2014
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

2014 General Rate Case (“GRC”)

On June 18, 2014, a proposed decision (“PD”) was issued in Pacific Gas and Electric Company’s (“Utility”) 2014 GRC proceeding for consideration by the California Public Utilities Commission (“CPUC”).  In the 2014 GRC, the CPUC will determine the revenue requirements that the Utility is authorized to collect through rates from 2014 through 2016 to recover anticipated costs associated with its electric generation operations and electric and natural gas distribution operations.  The PD recommends an increase in 2014 revenue requirements of $453 million, or 6.8% over currently authorized amounts, as compared to the $1,160 million, or 17.5%, increase requested by the Utility.  The PD’s recommendation reflects a total authorized revenue requirement of $7.1 billion for 2014 as compared to the Utility’s $7.8 billion request.  The PD recommends attrition increases of $322 million for 2015 and $371 million for 2016, as compared to the Utility’s requested attrition increases, as adjusted, of $436 million for 2015 and $486 million for 2016.

The following table shows the differences between the Utility’s requested increases in 2014 revenue requirements and the PD’s recommended amounts by line of business:

	Proposed	Requested
(in millions)	Decision	by the Utility	Difference
Line of business
Electric distribution	$127	$514	$(387)
Gas distribution	242	446	(204)
Electric generation	84	200	(116)
Total revenue increase	$453	$1,160	$(707)

Compared to the Utility’s 2014 request, the PD recommends reductions in funding for various safety, reliability, and customer service improvements across various parts of the business.  The PD recommends reductions in funding for programs such as gas leak survey and repair, gas field service and response, and various customer service programs, as well as reductions in administrative and general expenses, and employee incentive compensation.  The PD also recommends a depreciation rate-related expense increase of approximately $157 million as compared to the $492 million increase supported by the Utility’s depreciation rate study.

The difference in the table above also reflects that the PD’s recommendation would result in an approximately $400 million reduction of the Utility's 2014 capital expenditures for the GRC lines of business to approximately $3.5 billion, as compared to the Utility’s request of $3.9 billion. The PD recommends authorizing a 2014 weighted average rate base of $20.5 billion for the GRC lines of business as compared to the Utility’s request of $21.0 billion, which reflects a reduction of approximately $400 million to exclude nuclear fuel inventory from rate base.  (See “Comparison to Forecast” below.)

The PD adopts the Utility’s request for new two-way balancing accounts to allow the Utility to recover costs associated with gas leak survey and repair, major emergencies, and certain new regulatory requirements related to nuclear operations and hydroelectric relicensing.

The Utility’s comments on the PD, as well as comments by other parties, must be filed with the CPUC by July 8, 2014.  The CPUC will vote on the PD, at the earliest, on August 14, 2014.  After a final decision is issued, the Utility will be authorized to collect any increase in revenue requirements from January 1, 2014.

Comparison to Forecast

PG&E Corporation has previously disclosed its forecasts of the Utility’s 2014 capital expenditures and rate base, as shown in the slides and other materials furnished with PG&E Corporation’s and the Utility’s Current Report on Form 8-K dated May 1, 2014 in connection with the release of PG&E Corporation’s financial results for the quarter ended March 31, 2014.  (These materials are also available through the “Investors” section of PG&E Corporation’s website at www.pgecorp.com.)

The following table shows the calculated capital expenditures and recommended rate base in the PD for 2014 by GRC line of business:

	Capital
(in millions)	Expenditures	Rate Base
Line of business
Electric distribution	$1,843	$12,099
Gas distribution	905	3,692
Electric generation	720	4,728
Total GRC	$3,468	$20,519

                In addition to the amounts addressed in the GRC, the Utility’s 2014 rate base would include over $400 million that was previously authorized for Utility-owned renewable generation facilities and undepreciated conventional electric meters, which would result in a weighted average authorized rate base of about $21 billion for the electric distribution, gas distribution and electric generation lines of business.

PG&E Corporation’s forecasts, and the assumptions on which they are based, constitute forward-looking statements that are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control.  In addition to whether the PD becomes the final decision of the CPUC, other factors could cause actual results to differ materially, including:

•	whether actual costs are higher than forecast;
•	changes in the scope and timing of capital projects included within the forecasts;
•	the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms;
•	the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or interpretations;
•	the timing and amount of tax payments and refunds; and
•	the other factors disclosed in PG&E Corporation’s and the Utility’s joint 2013 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Item 8.01.  Other Events.

The information included under the caption “2014 General Rate Case” in Item 7.01 of this Current Report on Form 8-K is incorporated by reference into this Item 8.01.  (The information included under the caption “Comparison to Forecast” is not incorporated by reference and shall be deemed to have been furnished, not filed.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: June 20, 2014	By:	DINYAR B. MISTRY
DINYAR B. MISTRY Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

Dated: June 20, 2014	By:	DINYAR B. MISTRY
DINYAR B. MISTRY Vice President, Chief Financial Officer and Controller